SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the registrant [ X ]
Filed by a party other than the registrant [   ]

Check the appropriate box:

[   ] Preliminary  proxy statement
[   ] Definitive proxy statement
[   ] Definitive additional materials
[ X ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                NBT BANCORP INC.
                (Name of Registrant as Specified in Its Charter)

                               KATHIE J. DEIERLIEN
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box)
[ X ] No fee required
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transactions applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:

[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:
  (2) Form, schedule or registration statement no.:
  (3) Filing party:
  (4) Date filed:

                                               Pursuant to Rule 14a-12 under the
                                               Securities Exchange Act of 1934.


March 15, 2001

Dear Stockholder:

We are pleased to enclose a check or Dividend Reinvestment Statement for your First Quarter 2001 cash dividend payable at the rate of $0.17 per share. The dividend is being paid on March 15, 2001 to stockholders of record as of March 1, 2001. This is the 436th consecutive cash dividend paid by NBT Bancorp or NBT Bank over the past 145 years.

The year 2000 was a challenging and productive one for our organization. While maintaining our focus on core earnings, we closed mergers with Lake Ariel Bancorp, Inc. and Pioneer American Holding Company Corp. and acquired M. Griffith, Inc., an investment and financial advisory firm. During the fourth quarter of 2000 we integrated LA Bank, Pioneer American Bank and six branches acquired from Sovereign Bank to form Pennstar Bank. Total assets of NBT Bancorp at year-end exceeded $2.6 billion, and our banking subsidiaries, NBT Bank and Pennstar Bank, now boast a total of 77 branches and over 120 ATMs.

Our core earnings for 2000, which exclude merger, acquisition and reorganization costs and other nonrecurring items, remained strong at $25.8 million, up marginally from the previous year's core earnings of $25.6 million. One-time after-tax costs associated with merger and acquisition activity, reorganizations and other nonrecurring items did impact our 2000 earnings significantly with net income of $7.2 million reported for the twelve months ended December 31, 2000. Despite the cost, our efforts in 2000 were successful and have positioned NBT Bancorp to build stockholder value in 2001 and beyond. Our expanded market area and product line have and will continue to enhance our ability to develop and maintain long-term customer relationships through our community-based approach to the delivery of banking and financial services.

We will soon have the opportunity to discuss developments at NBT Bancorp and our plans for the future at the Annual Meeting of Stockholders on Thursday, May 3, 2001. The meeting will take place at 10:00 AM at the Binghamton Regency, One Sarbro Square, Binghamton, New York. We look forward to seeing many of you there. Thank you for your support as we have worked to grow the Company and your investment.

Sincerely,


/S/  Daryl R. Forsythe

Daryl R. Forsythe
President and
Chief Executive Officer

This letter to our stockholders may be deemed to be solicitation material in respect of the NBT Bancorp Annual Meeting of Stockholders scheduled for May 3, 2001. Filing of this letter to stockholders is being made in connection with Regulation of Takeovers and Security Holder Communications (Release No. 33-7760, 34-42055) promulgated by the Securities and Exchange Commission ("SEC").

NBT Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the annual meeting. These directors and executive officers include the following: Daryl R. Forsythe, Michael J. Chewens, Martin A. Dietrich, David E. Raven, Everett A. Gilmour, J. Peter Chaplin, Richard Chojnowski, Gene E. Goldenziel, Peter B. Gregory, William
C. Gumble, Bruce D. Howe, Andrew S. Kowalczyk, Jr., John G. Martines, John C. Mitchell, Joseph G. Nasser, William L. Owens and Paul O. Stillman. As of February 28, 2001, these directors and executive officers beneficially owned in the aggregate 1,810,053 shares, or approximately 7.60%, of NBT Bancorp's outstanding common stock. Additional information about our directors and executive officers is included in our preliminary proxy statement for our 2001 Annual Meeting of Stockholders filed with the SEC on March 7, 2001.


In connection with our annual meeting, we have filed with the SEC our preliminary proxy statement. The preliminary proxy statement describes the matters to be considered and voted upon at the annual meeting. Additionally, we will prepare a definitive proxy statement for our annual meeting and will file that document with the SEC. Our stockholders are encouraged to read the preliminary proxy statement, and to read the definitive proxy statement after it is filed, because these documents contain important information about our annual meeting. The preliminary proxy statement is available for free, and the definitive proxy statement after it is filed with the SEC will be available for free, both on the SEC's web site (www.sec.gov) and by contacting Michael J. Chewens, Corporate Secretary and Chief Financial Officer, by mail at NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815 or by telephone at 607-337-6520.

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

                                NBT BANCORP INC.
                          SELECTED FINANCIAL HIGHLIGHTS
                         (preliminary unaudited results)

                                                                                                   NET              PERCENT
                                                             2000                1999             CHANGE            CHANGE
                                                             ----                ----             ------            ------
                                             (in thousands, except share and per share data)

TWELVE MONTHS ENDED DECEMBER 31,
Net Income                                                 $     7,191      $    26,257          $(19,066)           (72.61)%
Diluted Earnings Per Share                                 $      0.30      $      1.12          $  (0.82)           (73.21)%
Recurring Net Income*                                      $    25,836      $    25,628          $    208              0.81 %
Recurring Diluted Earnings Per Share**                     $      1.09      $      1.09          $      -                 - %
Weighted Average Diluted Common Shares Outstanding          23,600,294       23,414,336           185,958              0.79 %
Return on Average Assets (ROAA)                                   0.29%            1.16%            (0.87)%          (75.00)%
ROAA based on Recurring Net Income                                1.03%            1.13%            (0.10)%           (8.85)%
Return on Average Equity (ROAE)                                   3.60%           13.17%            (9.57)%          (72.67)%
ROAE based on Recurring Net Income                               12.92%           12.86%             0.06 %            0.47 %
Net Interest Margin                                               4.12%            4.32%            (0.20)%           (4.63)%
Efficiency Ratio***                                              59.11%           57.41%             1.70 %            2.96 %

BALANCE SHEET AS OF DECEMBER 31,
Loans                                                      $ 1,726,482      $ 1,466,867          $259,615             17.70%
Earning Assets                                             $ 2,472,529      $ 2,254,729          $217,800              9.66%
Total Assets                                               $ 2,655,788      $ 2,380,673          $275,115             11.56%
Deposits                                                   $ 2,040,238      $ 1,777,091          $263,147             14.81%
Stockholders' Equity                                       $   208,021          191,472          $ 16,549              8.64%


* Recurring net income comprises net income (loss) excluding the after-tax effect of costs related to merger and acquisition activity, reorganizations and net security transactions.
** Recurring diluted earnings per share represents recurring net income divided by the weighted average diluted common shares outstanding.

*** The efficiency ratio is computed as total non-interest expense (excluding merger, acquisition and reorganization costs as well as OREO gains and losses) divided by fully taxable equivalent net interest income plus non-interest income (excluding net security transactions).